Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122138 on Form S-8 of our reports dated July 10, 2008, relating to the financial statements and financial statement schedule of Ninetowns Internet Technology Group Company Limited, its subsidiaries and variable interest entities (collectively, the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraphs relating to the financial statements' translation to Renminbi amounts into U.S. dollar amounts, the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB statement No. 109” and the change of  the Company's method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
July 15, 2008